UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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LCA-VISION INC.
(Name of Registrant as Specified in Its Charter)

STEPHEN N. JOFFE CRAIG P.R. JOFFE ALAN H. BUCKEY JASON T. MOGEL ROBERT PROBST EDWARD J. VONDERBRINK ROBERT H. WEISMAN THE LCA-VISION FULL VALUE COMMITTEE
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On February 6, 2009, The LCA-Vision Full Value Committee (the “Committee”) made a definitive filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of LCA-Vision Inc., a Delaware corporation (the “Company”), in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

Item 1: On February 26, 2009, the Committee issued the following press release:

The LCA-Vision Full Value Committee Releases Letter to LCAV (NASDAQ:LCAV) Stockholders:

Thursday February 26, 3:39 pm ET

Claims Current Board and Management Lack a Fundamental Understanding of LCAV’s Business

CINCINNATI--(BUSINESS WIRE)--The LCA-Vision Full Value Committee announced today that it has released the following letter to the stockholders of LCA-Vision, Inc. (NASDAQ: LCAV - News):

The LCA-Vision Full Value Committee

February 26, 2009

Dear Fellow Shareholder:

We need your support for our efforts to restore shareholder value at LCA-Vision (NASDAQ: LCAV - News).  The current Board and management have presided over an historic loss of approximately $950 million in stockholder value.  It should be clear to all stockholders that they lack a fundamental understanding of LCAV’s business; they don’t understand the key elements that drive profitability; they have lost significant market share to the Company’s competitors; and they don’t understand how to fix the major problems confronting our Company.

While stockholders have suffered mightily, the current Board has doubled its own compensation and has failed to take any effective action to restore stockholder value.

Time is of the essence. Please sign date and return the enclosed WHITE consent card as soon as possible with a vote to remove the existing members of the Board and to replace them with our highly qualified nominees.  Our nominees, if elected, will restore the management team that helped build LCAV into one of the fastest growing small cap companies in the United States, according to both Fortune magazine and Business Week.

You may have recently received a letter from CEO Steve Straus crowing about his “success” in increasing market share in the fourth quarter of 2008.  Somehow, he neglected to mention that the fourth quarter results were the worst in the Company’s history – we don’t consider an adjusted operating loss of $13 million something to crow about.  If the Company considers these “successful” results, then clearly LCAV shareholders can not afford any more of Steve Straus’s “successes”.

You should also know that Mr. Straus has recently acknowledged publicly that the first quarter 2009 procedures will probably be down “about 35%” on a year over year basis, significantly worse than his recent letter would lead you to believe.

Mr. Straus also points with pride to current management’s new “Lifetime Vision” model.  But he conveniently neglects to mention that management has provided minimal details of the financial impact to the Company of their new program.  When asked on a recent conference call what he expected the margins would be for “Lifetime Vision”, the CFO responded: “Too early to tell.”  One would expect the Board and management team to provide more details to stockholders of their “primary focus” for 2009, especially in the midst of an election contest.

It appears that “Lifetime Vision” is little more than rhetoric that LCAV’s Board and management don’t really understand.  They project $30 million in revenue from it, yet cannot tell you: exactly what it costs to perform the procedures; what retraining is required of Company surgeons; what incremental marketing costs will be needed; and what upgrades to existing centers and additional equipment will cost. An analyst who follows the Company closely has said that a more realistic target is only an incremental $10.2 million in annual sales – not this year, but in 2010.

Our proposed new management team - Dr. Stephen Joffe, former Chairman, CEO and Founder; Alan Buckey, former Chief Financial Officer; and Craig Joffe, former Chief Operating Officer - offer real plans based on hard-earned experience, not just rhetoric. They built the business and understand the core drivers of profitability at LCAV.

The key element of our plan is to focus on those key profit drivers: high quality patient care, delivering more patients by word-of-mouth referral; significantly reducing marketing costs from their current unsustainable, stratospheric levels; and restoring the management teams and processes needed to ensure optimal patient conversions.  Once the Company again becomes healthily cash flow positive, we will expand the number of vision centers and the range of services we offer.

That is the proven way to restore shareholder value.

For more details, please go to our website: www.LCAVisionFullValueCommittee.com

We are the largest shareholders of LCA-Vision.  We believe the Company’s very existence as a going concern may be threatened by the precarious course the current management and Board have set.  Mr. Straus’s track record, both during his tenure at LCA-Vision and previously, is certainly dubious, at best.  Just ask the shareholders of MSO Medical, Mr. Straus’s last venture.  LCA-Vision, after having suffered through 2 years of Mr. Straus’s failed leadership and currently burning over $2.5 million of cash per month, now has less than $60 million to burn through while Mr. Straus “experiments” with new business models.  After that is gone…….

Protect your investment.  Execute your consent today.  Sign date and return the WHITE consent card that accompanies this letter, and give us the opportunity to preserve the Company and to nurture and grow our investments together.

Thank you for your support,

Dr. Stephen N. Joffe
On behalf of the LCA-Vision Full Value Committee

CERTAIN INFORMATION CONCERNING PARTICIPANTS

On February 6, 2009, The LCA-Vision Full Value Committee made a definitive filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of the Company in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

THE LCA-VISION FULL VALUE COMMITTEE ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT SOLICITATION STATEMENT AND ANY OTHER SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH SOLICITATION MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS SOLICITATION WILL PROVIDE COPIES OF THE CONSENT SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ SOLICITOR BY CALLING, TOLL-FREE, (888)750-5834.

The participants in the consent solicitation are Dr. Stephen N. Joffe, Craig P.R. Joffe, Alan H. Buckey, Jason T. Mogel, Robert Probst, Robert H. Weisman and Edward J. VonderBrink.

As of the date of this filing, Dr. Joffe directly beneficially owns 1,171,952 shares of Common Stock of the Company, Craig P.R. Joffe directly beneficially owns 865,468 shares of Common Stock of the Company, and Alan H. Buckey directly beneficially owns 77,900 shares of Common Stock of the Company.

For the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contact:
For The LCA-Vision Full Value Committee and Stephen N. Joffe
Lisa Blaker, 513-600-1867